Exhibit 99.2

SELECTED FINANCIAL DATA

The following financial information for the five years ended December 31, 2004 has been derived from our consolidated financial statements. This information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this report.

	Year Ended December 3l,
	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Statements of Income Data:
Operating revenues	$1,264,579	$998,351	$635,191	$320,414	$104,618
Operating expenses:
Salaries, wages and benefits	337,118	267,334	162,191	84,762	32,912
Aircraft fuel	255,366	147,316	76,271	41,666	17,634
Landing fees and other rents	91,605	69,758	43,881	27,342	11,112
Depreciation and amortization	76,779	50,739	26,922	10,417	3,995
Aircraft rent	70,216	59,963	40,845	32,927	13,027
Sales and marketing	63,198	53,587	44,345	28,305	16,978
Maintenance materials and repairs	44,901	23,114	8,926	4,705	1,052
Other operating expenses	214,509	159,116	126,823	63,483	29,096
Total operating expenses	1,153,692	830,927	530,204	293,607	125,806
Operating income (loss)	110,887	167,424	104,987	26,807	(21,188)
Government compensation(l)	—	22,761	407	18,706	—
Other income (expense)	(36,121)	(16,155)	(10,370)	(3,598)	(381)
Income (loss) before income taxes	74,766	174,030	95,024	41,915	(21,569)
Income tax expense (benefit)(2)	28,532	70,976	40,116	3,378	(239)
Net income (loss)	$46,234	$103,054	$54,908	$38,537	$(21,330)
Earnings (loss) per common share:
Basic	$0.45	$1.06	$0.73	$4.39	$(11.85)
Diluted(3)	$0.42	$0.95	$0.56	$0.51	$(11.85)
Other Financial Data:
Operating margin	8.8%	16.8%	16.5%	8.4%	(20.3)%
Ratio of earnings to fixed charges(4)	1.6x	3.1x	2.7x	1.9x	—
Net cash provided by operating activities	$198,420	$286,337	$216,477	$111,279	$2,824
Net cash used in investing activities	(719,748)	(987,080)	(879,661)	(365,005)	(263,130)
Net cash provided by financing activities	437,250	789,136	657,214	261,695	254,463

(1)          In 2003, we received $22.8 million in compensation under the Emergency War Time Supplemental Appropriations Act. In 2002 and 2001, we received a total of $19.1 million in compensation under the Air Transportation Safety and System Stabilization Act.

(2)          In 2001, our income tax expense was reduced due to the full reversal of our deferred tax asset valuation allowance.

(3)          Diluted earnings per share for the year ended December 31, 2003 has been restated from the $0.96 previously reported as a result of adopting of EITF Issue No. 04-08. See Note 7 to our consolidated financial statements for additional information.

(4)          Earnings were inadequate to cover fixed charges by $26.0 million for the year ended December 31, 2000.

	As of December 31,
	2004	2003	2002	2001	2000
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and investment securities	$449,162	$607,305	$257,853	$117,522	$34,403
Total assets	2,796,670	2,185,415	1,378,923	673,773	344,128
Total debt	1,544,812	1,108,595	711,931	374,431	177,048
Convertible redeemable preferred stock	—	—	—	210,441	163,552
Common stockholders’ equity (deficit)	754,123	670,292	414,673	(32,167)	(54,153)

	Year Ended December 3l,
	2004	2003	2002	2001	2000
Operating Statistics (unaudited)
Revenue passengers	11,782,625	9,011,552	5,752,105	3,116,817	1,144,421
Revenue passenger miles (000)	15,730,302	11,526,945	6,835,828	3,281,835	1,004,496
Available seat miles (ASMs) (000)	18,911,051	13,639,488	8,239,938	4,208,267	1,371,836
Load factor	83.2%	84.5%	83.0%	78.0%	73.2%
Breakeven load factor(5)	77.9%	72.6%	71.5%	73.7%	90.6%
Aircraft utilization (hours per day)	13.4	13.0	12.9	12.6	12.0
Average fare	$103.49	$107.09	$106.95	$99.62	$88.84
Yield per passenger mile (cents)	7.75	8.37	9.00	9.46	10.12
Passenger revenue per ASM (cents)	6.45	7.08	7.47	7.38	7.41
Operating revenue per ASM (cents)	6.69	7.32	7.71	7.61	7.63
Operating expense per ASM (cents)	6.10	6.09	6.43	6.98	9.17
Airline operating expense per ASM (cents)(5)	6.04	6.08	6.43	6.98	9.17
Departures	90,532	66,920	44,144	26,334	10,265
Average stage length (miles)	1,339	1,272	1,152	986	825
Average number of operating aircraft during period	60.6	44.0	27.0	14.7	5.8
Full-time equivalent employees at period end(5)	6,413	4,892	3,572	1,983	1,028
Average fuel cost per gallon	$1.06	$0.85	$0.72	$0.76	$0.96
Fuel gallons consumed (000)	241,087	173,157	105,515	55,095	18,340
Percent of sales through jetblue.com during period	75.4%	73.0%	63.0%	44.1%	28.7%

(5)          Excludes results of operations and employees of LiveTV, LLC, which are unrelated to our airline operations.

The following terms used in this section and elsewhere in this report have the meanings indicated below:

“Revenue passengers” represents the total number of paying passengers flown on all flight segments.

“Revenue passenger miles” represents the number of miles flown by revenue passengers.

“Available seat miles” represents the number of seats available for passengers multiplied by the number of miles the seats are flown.

“Load factor” represents the percentage of aircraft seating capacity that is actually utilized (revenue passenger miles divided by available seat miles).

“Breakeven load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.

“Aircraft utilization” represents the average number of block hours operated per day per aircraft for the total fleet of aircraft.

“Average fare” represents the average one-way fare paid per flight segment by a revenue passenger.

“Yield per passenger mile” represents the average amount one passenger pays to fly one mile.

“Passenger revenue per available seat mile” represents passenger revenue divided by available seat miles.

“Operating revenue per available seat mile” represents operating revenues divided by available seat miles.

“Operating expense per available seat mile” represents operating expenses divided by available seat miles.

“Average stage length” represents the average number of miles flown per flight.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a low-fare, low-cost passenger airline that provides high-quality customer service primarily on point-to-point routes. We offer our customers a differentiated product, with new aircraft, low fares, leather seats, up to 36 channels of free LiveTV at every seat, pre-assigned seating and reliable performance. We focus on serving markets that previously were underserved and/or large metropolitan areas that have had high average fares. We currently serve 30 destinations in 12 states, Puerto Rico, the Dominican Republic and The Bahamas, and intend to maintain a disciplined growth strategy. As of December 31, 2004, we operated 300 flights a day with a fleet of 69 single-class Airbus A320 aircraft.

The following chart demonstrates our growth:

		Number of Full
	Cities	and Part-Time	Operating Aircraft
At Period Ended	Served	Employees	Owned	Leased	Total
December 31, 2000	12	1,174	4	6	10
December 31, 2001	18	2,361	9	12	21
December 31, 2002	20	4,011	21	16	37
December 31, 2003	21	5,433	29	24	53
March 31, 2004	23	5,833	32	25	57
June 30, 2004	27	6,311	35	25	60
September 30, 2004	28	6,748	38	25	63
December 31, 2004	30	7,211	44	25	69

We expect to continue to grow. As of December 31, 2004, our firm aircraft orders consisted of 114 Airbus A320 aircraft and 100 Embraer E190 aircraft, plus options for an additional 50 Airbus A320 aircraft and 100 Embraer E190 aircraft. Our growth strategy involves adding additional frequencies on our existing routes, connecting new city pairs among destinations we already serve and entering new markets. During 2004, we initiated service from New York’s John F. Kennedy International Airport to Sacramento and San Jose, CA, Phoenix, AZ, Aguadilla, Puerto Rico, Santo Domingo and Santiago, Dominican Republic and Nassau, The Bahamas, and from Boston’s Logan International Airport to Fort Lauderdale, Fort Myers, Orlando and Tampa, FL, Oakland and Long Beach, CA and Denver, CO. In addition, we initiated service from New York’s LaGuardia Airport to Fort Lauderdale, FL and increased the frequency of service in many of our existing markets.

We derive our revenue primarily from transporting passengers on our aircraft. Passenger revenue was 96.4% of our operating revenues for the year ended December 31, 2004. Revenues generated from international routes accounted for 1.2% of our total passenger revenues in 2004. Because all of our fares are nonrefundable, revenue is recognized either when the transportation is provided or after the ticket or customer credit expires. We measure capacity in terms of available seat miles, which represents the number of seats available for passengers multiplied by the number of miles the seats are flown. Yield, or the average amount one passenger pays to fly one mile, is calculated by dividing passenger revenue by revenue passenger miles.

We strive to increase passenger revenue primarily by maintaining our high load factor, which is the percentage of aircraft seating capacity that is actually utilized. Based on published fares at our time of entry, our advance purchase fares were often 30% to 40% below those existing in markets prior to our entry, while our “walk-up” fares were generally up to 60% to 70% below the other major U.S. airlines’ unrestricted “full coach” fares. Our low fares are designed to stimulate demand, particularly from fare-conscious leisure and business travelers who might otherwise have used alternate forms of transportation or would not have traveled at all. In addition to our regular fare structure, we frequently offer sale fares with shorter advance purchase requirements in most of the markets we serve and match the sale fares offered by other airlines. Other revenue consists primarily of the $20 or $25 fee charged to change a customer’s reservation through our website or our reservation agents, respectively, and revenues earned by our subsidiary, LiveTV, LLC, for the sale of, and on-going programming services provided for, in-flight entertainment systems sold to other airlines. Other components include concession sales at our terminal at JFK, excess baggage charges, mail revenue, commissions from website travel sales and revenue from the sale of liquor in-flight.

We have low operating expenses because we operate a single type of aircraft, with high utilization and a single class of service, have a productive workforce and use advanced technologies. The largest components of our operating expenses are salaries, wages and benefits provided to our employees, including provisions for our profit sharing plan, and aircraft fuel. The price and availability of aircraft fuel are extremely volatile due to many global economic and geopolitical factors that we can neither control nor accurately predict. Sales and marketing expenses include advertising and fees paid to credit card companies. Our distribution costs tend to be lower than those of most other airlines on a per unit basis because almost all of our customers book through our website or our reservation agents. Maintenance materials and repairs are expensed when incurred. Because the average age of our aircraft is 2.2 years, all of our aircraft require less maintenance now than they will in the future. Our maintenance costs will increase significantly, both on an absolute basis and as a percentage of our unit costs, as our fleet ages. Other operating expenses consist of purchased services (including expenses related to fueling, ground handling, skycap, security and janitorial services), insurance, personnel expenses, taxes other than payroll taxes, professional fees, passenger refreshments, supplies, bad debts and communication costs.

The airline industry is one of the most heavily taxed in the U.S., with taxes and fees accounting for approximately 20% of the total fare charged to a customer. Airlines are obligated to fund all of these taxes and fees regardless of their ability to pass these charges on to the customer. Should the TSA’s $2.50 per enplanement ticket tax be increased to $5.50, as has been proposed in President Bush’s 2005 budget, our revenues could be lower. Additionally, if the TSA changes the way the Aviation Security Infrastructure Fee is assessed, our security costs may be higher.

Our operating margin, which measures operating income as a percentage of operating revenues, was 8.8% in 2004 and 16.8% in 2003, both of which were higher than most other major U.S. airlines, according to reports by these airlines.

The highest levels of traffic and revenue on our routes to and from Florida are generally realized from October through April, and on our routes to and from the western United States in the summer. Many of our areas of operations in the Northeast experience bad weather conditions in the winter, causing increased costs associated with deicing aircraft, cancelled flights and accommodating displaced passengers. Our Florida routes experience bad weather conditions in the summer and fall due to thunderstorms and hurricanes. As we enter new markets, we could be subject to additional seasonal variations along with competitive responses to our entry by other airlines. Given our high proportion of fixed costs, this seasonality may cause our results of operations to vary from quarter to quarter.

Most major airlines have reported losses in 2004 and some have either filed bankruptcy or are using the threat of bankruptcy to reduce their costs in an attempt to improve their ability to compete with low-fare airlines. Additionally, our competitors have chosen to add service, reduce their fares and/or offer special promotions in the markets that we service in an attempt to maintain market share, which has resulted in intense price competition. We expect the airline industry to remain intensely competitive, especially if adverse economic conditions and capacity additions persist. Our capability to meet these competitive responses depends on, among other things, our ability to operate at costs equal to or lower than our competitors. Although we have been able to raise capital, remain profitable and continue to grow, the highly competitive nature of the airline industry could prevent us from attaining the passenger traffic required to maintain profitable operations in new markets.

Outlook for 2005

Industry forecasts for 2005 anticipate U.S. capacity increases of between 4% to 5% over 2004. We expect our operating capacity to increase approximately 27% to 29% over 2004 with the addition of 15 new Airbus A320 and seven Embraer E190 aircraft in 2005. The E190 will represent less than one-half of 1% of our total expected 2005 available seat miles. Average stage length is expected to remain unchanged in 2005. Higher maintenance costs are expected to be partially offset by our fixed costs being spread over higher projected available seat miles. Fuel costs have risen sharply in 2004 and may increase further. Although we have hedged 22% of our anticipated fuel requirements for 2005, we expect to incur higher fuel costs. Assuming fuel prices of $1.17 per gallon, net of hedging, our cost per available seat mile is expected to be slightly higher than 2004 and our operating margin is projected to be between 7% to 9% for 2005. Further actions by our competitors, including Delta Air Lines’ recently changed fare structure, could also impact our revenues and operating margins.

We expect to take delivery of our first Embraer E190 aircraft beginning in August 2005 and plan to place it into service in the fourth quarter of 2005. The addition of the Embraer E190 to our fleet will increase our flexibility and better position us to take advantage of market opportunities. We intend to capitalize on revenue opportunities that would not have been available to us with only one aircraft type in our fleet, such as establishing non-stop service in markets where carriers currently do not provide non-stop service. We expect to incur one-time charges associated with integrating a new aircraft type into our fleet prior to it entering revenue service, including obtaining necessary certifications, the hiring and training of new pilots, technicians and flight attendants, and outfitting a new aircraft type with LiveTV.

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123(R), Share-Based Payment, which requires us to record stock-based compensation expense for all employee stock options and our stock purchase plan using the fair value method. This change will have a significant impact on our results of operations, although it will have no impact on our overall financial position. It will also affect our ability to provide accurate guidance on our future reported financial results due to the difficulty in projecting the stock price used to establish the value of stock options. We plan to adopt this change prospectively on July 1, 2005, and we are currently assessing implementation options, including possible modifications to our 2002 Stock Incentive Plan. However, based on our pro forma calculations, we expect to record approximately $20 million in additional non-cash stock-based compensation expense for the second half of 2005, which will also result in an increase in our tax rate due to the non-deductibility of these charges. See Note 1 to our consolidated financial statements for the impact this standard would have had on our prior period financial results.

Results of Operations

The U.S. domestic airline environment continues to be extremely challenging as a result of two factors. First, is the extremely weak revenue environment caused by widespread price competition and continued increases in industry capacity. Capacity was added in many of our markets, especially in the New York—California markets. We have also encountered aggressive responses from our competitors trying to protect or regain market share through fare matching, price discounts, targeted sale promotions and frequent flyer travel initiatives, all of which are usually matched by other airlines. Second, is the record high aircraft fuel prices caused by the sharp rise in crude oil prices. As a result of these external factors that are largely outside of our control, we saw a significant reduction in our profitability for the year.

Year 2004 Compared to Year 2003

Our net income for the year 2004 decreased to $46.2 million from $103.1 million for the year 2003. We had operating income of $110.9 million, a decrease of $56.5 million over 2003, and our operating margin was 8.8%, down 8.0 points from 2003. This was our fourth straight year of profitable operations and concluded our 16th consecutive profitable quarter.

Diluted earnings per share was $0.42 and $0.95 for the years ended 2004 and 2003, respectively. Our results for 2003 included $22.8 million in Emergency War Time Act compensation which, net of profit sharing and income taxes, amounted to $11.5 million, or $0.11 per diluted share.

Operating Revenues.   Operating revenues increased 26.7%, or $266.2 million, primarily due to an increase in passenger revenues. Increased passengers resulting from a 35.3% increase in departures, or $351.9 million, partially offset by a 7.4% decrease in yield, or $97.6 million, drove the increase in passenger revenue of $254.3 million for the year 2004. Lower yields experienced during 2004 and a 1.3 point reduction in load factor were primarily attributable to an extremely competitive environment, which included unprecedented fare discounting and frequent flyer offers by several airlines in most of the markets we serve. These carriers also added back capacity that was taken out in 2003 at the onset of hostilities in Iraq, which significantly impacted our East-West markets. Additionally, four major hurricanes during the third quarter resulted in estimated lost revenue of $8 to $10 million. Other revenue increased 35.9%, or $11.9 million, primarily due to increased change fees of $5.5 million resulting from more passengers and LiveTV third party revenues of $3.2 million.

Operating Expenses.   Operating expenses increased 38.8%, or $322.7 million, primarily due to operating an average of 16.6 additional aircraft, which provided us with higher capacity. Operating capacity increased 38.6% to 18.9 billion available seat miles due to scheduled capacity increases and increased transcontinental flights over 2003. Operating expenses per available seat mile increased 0.1% to 6.10 cents. In detail, operating costs per available seat mile were (percent changes are based on unrounded numbers):

	Year Ended December 31,		Percent
	2004	2003	Change
	(in cents)
Operating expenses:
Salaries, wages and benefits	1.78	1.96	(9.0)%
Aircraft fuel	1.35	1.08	25.0
Landing fees and other rents	.48	.51	(5.3)
Depreciation and amortization	.41	.37	9.1
Aircraft rent	.37	.44	(15.5)
Sales and marketing	.33	.39	(14.9)
Maintenance materials and repairs	.24	.17	40.1
Other operating expenses	1.14	1.17	(2.8)
Total operating expenses	6.10	6.09	0.1%

Had fuel prices remained at 2003 levels, our cost per available seat mile, or CASM, would have decreased by 3.6% to 5.87 cents. The following table reconciles our operating expenses reported in accordance with U.S. generally accepted accounting principles with those that we would have achieved had aircraft fuel prices remained at the 2003 levels. In management’s view, comparative analysis of period-to-period operating results can be enhanced by excluding the significant increase in the price of aircraft fuel, which is largely beyond our control.

	Year Ended December 31, 2004
	$	CASM
	(in thousands)	(in cents)
Operating expenses as reported	$1,153,692	6.10
Less: Reported aircraft fuel	(255,366)	(1.35)
Add: Aircraft fuel at 2003 cost per gallon	205,109	1.08
Profit sharing impact	7,539	0.04
Fuel neutral operating expenses	$1,110,974	5.87

Salaries, wages and benefits increased 26.1%, or $69.8 million, due to an increase in average full-time equivalent employees of 33.7% in 2004 compared to 2003. Cost per available seat mile decreased 9.0% principally as a result of a $17.4 million lower profit sharing provision, of which $3.4 million was attributable to Emergency War Time Act compensation in 2003.

Aircraft fuel expense increased 73.3%, or $108.0 million, due to 67.9 million more gallons of aircraft fuel consumed resulting in $57.8 million of additional fuel expense and, even after giving effect to the $37.1 million of fuel hedging gains, a 24.5% increase in average fuel cost per gallon, or $50.2 million. Our fuel costs represented 22.1% and 17.8% of our operating expenses in 2004 and 2003, respectively. During 2004, aircraft fuel prices remained at or near historically high levels, with our average fuel price per gallon at $1.06 compared to $0.85 in 2003. Based on our expected fuel volume for 2005, a $0.10 per gallon increase in the cost of aircraft fuel would increase our annual fuel expense by approximately $32 million. Cost per available seat mile increased 25.0% due to the increase in average fuel cost per gallon.

Landing fees and other rents increased 31.3%, or $21.8 million, due to a 35.3% increase in departures over 2003. Cost per available seat mile decreased 5.3% due to higher capacity and an increase in average stage length.

Depreciation and amortization increased 51.3%, or $26.0 million, primarily due to having an average of 35.6 owned aircraft in 2004 compared to 23.2 in 2003. Cost per available seat mile increased 9.1% due to a higher percentage of our aircraft fleet being owned.

Aircraft rent increased 17.1%, or $10.3 million, due to having an average of 25.0 aircraft operated under operating leases during 2004 compared to 20.8 in 2003. Cost per available seat mile decreased 15.5% due to higher capacity and a smaller percentage of our fleet being leased.

Sales and marketing expense increased 17.9%, or $9.6 million, due to higher credit card fees resulting from increased passenger revenues. On a cost per available seat mile basis, sales and marketing expense decreased 14.9% primarily due to the increases in capacity exceeding increases in advertising costs. We book the majority of our reservations through a combination of our website (75.4% in 2004) and reservation agents (22.9% in 2004).

Maintenance materials and repairs increased 94.3%, or $21.8 million, due to 16.6 more average aircraft in 2004 compared to 2003 and a gradual aging of our fleet. The cost per available seat mile increased 40.1% year-over-year due to the completion of 54 airframe checks in 2004 compared to 34 in 2003, as well as increased engine and component repairs, and is expected to increase significantly as our fleet ages.

Other operating expenses increased 34.8%, or $55.4 million, primarily due to higher variable costs associated with increased capacity and number of passengers served. Cost per available seat mile decreased 2.8% as a result of our fixed costs being spread over higher capacity.

Other Income (Expense).   Interest expense increased 85.1% primarily due to our debt financing of 15 additional aircraft and interest on our 3 1/2% convertible notes, resulting in $24.6 million of additional interest expense. Interest income increased by $3.2 million due to higher interest rates. Other income also includes the ineffective gains(losses) on our derivative contracts, which were de minimis in 2004 and resulted in a gain of $2.2 million in 2003.

Our effective tax rate declined to 38.2% in 2004 compared to 40.8% in 2003 primarily as a result of $2.2 million in California State Enterprise Zone tax credits in 2004.

Year 2003 Compared to Year 2002

Our net income for the year 2003 increased to $103.1 million from $54.9 million for the year 2002. We had operating income of $167.4 million, an increase of $62.4 million over 2002, and our operating margin was 16.8%, up 0.3 points from 2002. Our effective tax rate was 40.8% in 2003 compared to 42.2% in 2002. During 2003, we incurred additional amortization, depreciation and salaries and benefits expense, which was offset by a reduction in other operating expenses where the expense for payments by JetBlue under its long-term contractual agreement to LiveTV were previously recorded.

Diluted earnings per share was $0.95 and $0.56 for the years ended 2003 and 2002, respectively. Our results for 2003 included $22.8 million in Emergency War Time Act compensation which, net of income taxes and profit sharing, amounted to $11.5 million, or $0.11 per diluted share. Our earnings per share for 2003 reflect an increased number of weighted average shares outstanding compared to 2002 as a result of our capital raising efforts, including our follow-on public offering of common stock in July 2003.

Operating Revenues.   Operating revenues increased 57.2%, or $363.2 million, primarily due to an increase in passenger revenues. Increased passengers resulting from a 51.6% increase in departures and a 1.5 point increase in load factor, or $422.1 million, partially offset by a 7.0% decrease in yield, or $72.2 million, drove the increase in passenger revenue of $349.9 million for the year 2003. Other revenue increased 66.1%, or $13.3 million, primarily due to increased change fees of $6.5 million resulting from more passengers, LiveTV third party revenues of $3.2 million and concession sales from Terminal 6 at JFK of $1.2 million.

Operating Expenses.   Operating expenses increased 56.7%, or $300.8 million, primarily due to operating an average of 17.0 additional aircraft, which provided us with higher capacity. Operating capacity increased 65.5% to 13.6 billion available seat miles due to scheduled capacity increases and increased transcontinental flights over 2002.

Operating expenses per available seat mile decreased 5.3% to 6.09 cents. In detail, operating costs per available seat mile were (percent changes are based on unrounded numbers):

	Year Ended December 31,		Percent
	2003	2002	Change
	(in cents)
Operating expenses:
Salaries, wages and benefits	1.96	1.97	(0.4)%
Aircraft fuel	1.08	.92	16.7
Landing fees and other rents	.51	.53	(4.0)
Depreciation and amortization	.37	.33	13.9
Aircraft rent	.44	.49	(11.3)
Sales and marketing	.39	.54	(27.0)
Maintenance materials and repairs	.17	.11	56.4
Other operating expenses	1.17	1.54	(24.2)
Total operating expenses	6.09	6.43	(5.3)%

Salaries, wages and benefits increased 64.8%, or $105.2 million, due to an increase in average full-time equivalent employees of 55.9%, higher wage rates, higher medical costs and a $14.2 million higher provision for our profit sharing plan in 2003 compared to 2002. Cost per available seat mile remained constant as a result of higher capacity.

Aircraft fuel expense increased 93.1%, or $71.0 million, due to 67.6 million more gallons of aircraft fuel consumed resulting in $48.9 million of additional fuel expense and a 17.7% increase in average fuel cost per gallon, or $22.1 million. Realized gains on our derivative contracts of $3.6 million were recorded as an offset to fuel expense in 2003 compared to a gain of $1.2 million in 2002. Cost per available seat mile increased 16.7% due to the increase in average fuel cost per gallon.

Landing fees and other rents increased 59.0%, or $25.9 million, due to a 51.6% increase in departures. Cost per available seat mile decreased 4.0% due to higher capacity and an increase in average stage length.

Depreciation and amortization increased 88.5%, or $23.8 million, primarily due to having an average of 23.2 owned aircraft in 2003 compared to 14.0 in 2002. We also recorded $4.3 million more in amortization of the LiveTV purchased technology in 2003 than we did in 2002. Cost per available seat mile increased 13.9% as a result of the amortization of purchased technology.

Aircraft rent increased 46.8%, or $19.2 million, due to having an average of 20.8 aircraft operated under operating leases during 2003 compared to 13.0 in 2002. Cost per available seat mile decreased 11.3% due to longer lease terms and lower lease rates.

Sales and marketing expense increased 20.8%, or $9.2 million, due to increased advertising and higher credit card fees resulting from increased passenger revenues. These increases were offset by lower travel agent commissions following their elimination in April 2002. On a cost per available seat mile basis, sales and marketing expense decreased 27.0% primarily due to the increase in available seat miles and lower commissions. We book the majority of our reservations through a combination of our website (73.0% in 2003) and our reservation agents (24.6% in 2003).

Maintenance materials and repairs increased 159%, or $14.2 million, due to 17.0 more average aircraft in operation as well as the completion of 15 more scheduled airframe checks and our first nine engine repairs in 2003 compared to 2002. The cost per available seat mile increased 56.4% year-over-year due to aircraft and components coming off warranties and the start of engine repairs, and is expected to increase significantly as our fleet ages.

Other operating expenses increased 25.5%, or $32.3 million, primarily due to higher variable costs associated with increased capacity and number of passengers served. Cost per available seat mile decreased 24.2% as a result of our fixed costs being spread over higher capacity, better bad debt experience and the consolidation of LiveTV’s operations in 2003.

Other Income (Expense).   Interest expense increased 37.5%, or $7.9 million, due to the debt financing of eight additional aircraft and interest on our 3 1/2% convertible notes resulting in $11.2 million of additional interest expense, offset by $3.3 million due to lower interest rates. Interest income increased by $2.2 million due to higher cash and investment balances offset by lower interest rates. Other income also includes ineffectiveness on our derivative contracts, which resulted in gains of $2.2 million in 2003 and $0.7 million in 2002.

Quarterly Results of Operations

The following table sets forth selected financial data and operating statistics for the four quarters ended December 31, 2004. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Form 10-K/A.

	Three Months Ended
Statements of Income Data	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004(1)
	(dollars in thousands)
Operating revenues	$289,003	$319,718	$323,075	$332,783
Operating expenses:
Salaries, wages and benefits	77,584	83,902	86,255	89,377
Aircraft fuel	49,245	57,430	68,499	80,192
Landing fees and other rents	21,642	21,982	24,813	23,168
Depreciation and amortization	16,065	17,556	19,808	23,350
Aircraft rent	17,255	17,740	17,553	17,668
Sales and marketing	13,424	18,342	14,657	16,775
Maintenance materials and repairs	12,497	8,391	11,518	12,495
Other operating expenses	48,501	49,516	57,499	58,993
Total operating expenses	256,213	274,859	300,602	322,018
Operating income	32,790	44,859	22,473	10,765
Other income (expense)	(6,900)	(8,574)	(9,175)	(11,472)
Income before income taxes	25,890	36,285	13,298	(707)
Income tax expense (benefit)	10,621	14,964	5,182	(2,235)
Net income	$15,269	$21,321	$8,116	$1,528
Operating margin	11.3%	14.0%	7.0%	3.2%
Operating Statistics:
Revenue passengers	2,650,073	2,920,697	3,033,338	3,178,517
Revenue passenger miles (000)	3,372,295	3,935,385	4,196,006	4,226,616
Available seat miles (ASMs) (000)	4,218,520	4,656,795	4,940,080	5,095,656
Load factor	79.9%	84.5%	84.9%	82.9%
Breakeven load factor(2)	73.0%	74.4%	80.9%	82.9%
Aircraft utilization (hours per day)	13.3	13.7	13.6	13.2
Average fare	$105.51	$105.86	$102.68	$100.40
Yield per passenger mile (cents)	8.29	7.86	7.42	7.55
Passenger revenue per ASM (cents)	6.63	6.64	6.30	6.26
Operating revenue per ASM (cents)	6.85	6.87	6.54	6.53
Operating expense per ASM (cents)	6.07	5.90	6.09	6.32
Airline operating expense per ASM (cents)(2)	6.03	5.84	6.01	6.24
Departures	20,845	22,145	22,893	24,649
Average stage length (miles)	1,297	1,348	1,383	1,325
Average number of operating aircraft during period	55.3	58.6	61.8	66.5
Average fuel cost per gallon	$0.92	$0.97	$1.08	$1.24
Fuel gallons consumed (000)	53,725	59,370	63,466	64,526
Percent of sales through jetblue.com during period	76.9%	75.2%	75.0%	74.7%
Full-time equivalent employees at period end(2)	5,292	5,718	6,127	6,413

(1)          During the fourth quarter of 2004, we recorded additional passenger revenue of $3.5 million to recognize expired customer credits based on stated terms. We also recorded other non-recurring charges totaling $2.0 million.

(2)          Excludes results of operations and employees for LiveTV, LLC, which are unrelated to our airline operations.

Although we have continued to experience significant revenue growth, this trend may not continue. We expect our expenses to continue to increase significantly as we acquire additional aircraft, as our fleet ages and as we expand the frequency of flights in existing markets and enter into new markets. Accordingly, the comparison of the financial data for the quarterly periods presented may not be meaningful. In addition, we expect our operating results to fluctuate significantly from quarter to quarter in the future as a result of various factors, many of which are outside our control. Consequently, we believe that quarter-to-quarter comparisons of our operating results may not necessarily be meaningful and you should not rely on our results for any one quarter as an indication of our future performance.

Liquidity and Capital Resources

At December 31, 2004, we had cash and cash equivalents of $18.7 million and investment securities of $430.4 million, compared to cash and cash equivalents of $102.8 million and investment securities of $504.5 million at December 31, 2003. We presently have no lines of credit other than a short-term borrowing facility for certain aircraft predelivery deposits. This facility allowed for borrowings of up to $48.0 million prior to November 2005, with $43.6 million in borrowings outstanding at December 31, 2004.

We rely primarily on cash flows from operations to provide working capital for current and future operations. Cash flows from operating activities totaled $198.4 million in 2004, $286.3 million in 2003 and $216.5 million in 2002. The $87.9 million decline in cash flows from operations in 2004 compared to 2003 was primarily a result of a 7.4% decline in yields and a 24.5% increase in fuel prices, offset by a 36.5% increase in revenue passenger miles. The increase in operating cash flows in 2003 compared to 2002 was primarily due to the growth of our business. Cash flows from operations were also impacted by the receipt of government compensation, which was $22.8 million less in 2004 compared to 2003 and $19.6 million higher in 2003 compared to 2002. Net cash used in investing and financing activities was $282.5 million in 2004, $197.9 million in 2003 and $222.4 million in 2002.

Investing Activities.   During 2004, capital expenditures related to our purchase of flight equipment included expenditures of $510.7 million for 15 Airbus aircraft and one spare engine, $180.7 million for flight equipment deposits and $18.7 million for spare part purchases. Capital expenditures for other property and equipment, including ground equipment purchases and facilities improvements, were $87.2 million. Net cash provided from the sale and purchase of available-for-sale securities was $76.2 million.

During 2003, capital expenditures related to our purchase of flight equipment included expenditures of $509.6 million for 15 Airbus aircraft and one spare engine, $160.4 million for flight equipment deposits and $20.1 million for spare part purchases. Capital expenditures for other property and equipment, including ground equipment purchases and facilities improvements, were $42.9 million. Net cash used in the sale and purchase of available-for-sale securities was $235.6 million.

Financing Activities.   Financing activities during 2004 consisted primarily of (1) the financing of 13 aircraft with $431.0 million in floating rate equipment notes purchased with proceeds from our public offering of pass-through certificates, (2) the financing of two aircraft with $68.0 million of 12-year floating rate equipment notes issued to a European bank, (3) the repayment of three spare engine notes totaling $9.1 million, (4) scheduled maturities of $67.4 million of debt and (5) net short-term borrowings of $13.7 million.

On March 24, 2004, we completed a public offering of $431.0 million of pass-through certificates, Series 2004-1, to finance 13 new Airbus A320 aircraft, all of which were delivered by December 2004. On November 15, 2004, we completed a separate public offering of $498.2 million of pass-through certificates, Series 2004-2, to finance all of the 15 new Airbus A320 aircraft deliveries scheduled for 2005. The pre-funded cash proceeds from the sale of the Series 2004-2 certificates are being held in escrow with a depositary. As aircraft are delivered, the cash proceeds are utilized to purchase our secured equipment notes issued to finance these aircraft.

We currently have shelf registration statements on file with the Securities and Exchange Commission related to the issuance of $1 billion aggregate amount of common stock, preferred stock, debt securities and/or pass-through certificates. The net proceeds of any securities we sell under these registration statements may be used to fund working capital and capital expenditures, including the purchase of aircraft and construction of facilities on or near airports. Through December 31, 2004, we had issued $498.2 million in pass-through certificates under these registration statements.

Financing activities during 2003 consisted primarily of (1) the public offering of 4,485,000 shares of our common stock at $28.33 per share, as adjusted for our November 2003 stock split, raising net proceeds of $122.5 million, (2) our issuance of $175 million of 3 1/2% convertible notes due 2033, raising net proceeds of $170.4 million, (3) the sale and leaseback over 20 years of seven aircraft for $265.2 million with a U.S. leasing institution, (4) the incurrence of $270.5 million of 10- to 12- year floating rate equipment notes issued to various European banks secured by eight aircraft, (5) net short-term borrowings of $8.2 million, and (6) the repayment of $57.0 million of debt. Net proceeds from our equity and notes offerings are being used to fund working capital and capital expenditures, including capital expenditures related to the purchase of aircraft and construction of facilities on or near airports.

None of our lenders or lessors are affiliated with us. Our short-term borrowings are part of a floating rate facility with a group of commercial banks to finance aircraft predelivery deposits.

Capital Resources.   We have been able to generate sufficient funds from operations to meet our working capital requirements. We do not currently have any lines of credit and almost all of our property and equipment is encumbered. We typically finance our aircraft through either secured debt or lease financing. At December 31, 2004, we operated a fleet of 69 Airbus A320 aircraft, of which 25 are financed under operating leases with the remaining 44 financed by secured debt. At December 31, 2004, secured debt financing has been arranged for all of our Airbus A320 aircraft deliveries scheduled for 2005. Lease financing has been arranged for the first 30 of our Embraer E190 aircraft deliveries. Although we believe that debt and/or lease financing should be available for our remaining aircraft deliveries, we cannot assure you that we will be able to secure financing on terms attractive to us, if at all. While these financings may or may not result in an increase in liabilities on our balance sheet, our fixed costs will increase significantly regardless of the financing method ultimately chosen. To the extent we cannot secure financing, we may be required to modify our aircraft acquisition plans or incur higher than anticipated financing costs.

Working Capital.   Our working capital was $26.2 million and $275.1 million at December 31, 2004 and December 31, 2003, respectively. We expect to meet our obligations as they become due through available cash and internally generated funds, supplemented as necessary by debt and/or equity financings and proceeds from aircraft sale and leaseback transactions. We expect to continue generating positive working capital through our operations. However, we cannot predict whether current trends and conditions will continue or what the effect on our business might be from the extremely competitive environment we are operating in or from events that are beyond our control, such as increased fuel prices, the impact of airline bankruptcies or consolidations, U.S. military actions, or acts of terrorism. We have obtained financing for all of our aircraft deliveries scheduled for 2005. Assuming that we utilize the predelivery short-term borrowing facility available to us, we believe the working capital available to us will be sufficient to meet our cash requirements for at least the next 12 months.

Contractual Obligations

Our noncancelable contractual obligations at December 31, 2004 include the following (in millions):

	Payments due in
	Total	2005	2006	2007	2008	2009	Thereafter
Long-term debt(1)	$2,011	$173	$166	$163	$179	$129	$1,201
Operating leases	1,118	114	119	115	105	91	574
Flight equipment obligations	7,280	820	1,120	1,170	1,210	1,240	1,720
Short-term borrowings	44	44	—	—	—	—	—
Facilities and other(2)	271	143	28	28	30	27	15
Total	$10,724	$1,294	$1,433	$1,476	$1,524	$1,487	$3,510

(1)          Includes actual interest and estimated interest for floating-rate debt based on December 31, 2004 rates.

(2)          Amounts represent noncancelable commitments for the purchase of goods and services.

All of our debt, other than our 3 1/2% convertible notes, has floating interest rates and had a weighted average maturity of 8.6 years at December 31, 2004. Interest rates adjust quarterly or semi-annually based on the London Interbank Offered Rate, or LIBOR. Under the debt agreements related to two of our aircraft, we are required to comply with two specific financial covenants. The first requires that our tangible net worth be at least 12% of our total assets. The second requires that for each quarter, our EBITDA for the prior four quarters must be at least twice our interest expense for those four quarters. Our inability to comply with the required financial maintenance covenants or provisions could result in default under these financing agreements and would result in a cross default under our other financing agreements. In the event of any such default and our inability to obtain a waiver of the default, all amounts outstanding under the agreements could be declared to be immediately due and payable. If we did not have sufficient available cash to pay all amounts that become due and payable, we would have to seek additional debt or equity financing, which may not be available on acceptable terms, or at all. At December 31, 2004, we were in compliance with the covenants of all of our debt and lease agreements.

We have significant operating lease obligations for 25 aircraft with initial lease terms that range from 10 to 20 years. Five of these aircraft have variable-rate rent payments and adjust semi-annually based on LIBOR. We also lease airport terminal space and other airport facilities in each of our markets, as well as office space and other equipment. We have $20.4 million of restricted cash pledged under standby letters of credit related to certain of our leases, which expire at the end of the related lease terms.

Our firm aircraft orders at December 31, 2004 consisted of 114 Airbus A320 aircraft and 100 Embraer E190 aircraft scheduled for delivery as follows: 22 in 2005, 35 in each of 2006, 2007 and 2008, 36 in each of 2009 and 2010, and 15 in 2011. We meet our predelivery deposit requirements for our Airbus A320 aircraft by paying cash, or by using a short-term borrowing facility, for deposits required 24 and 12 months prior to delivery. Any Airbus A320 predelivery deposits paid by the issuance of notes are fully repaid at the time of delivery of the related aircraft. Predelivery deposits for our Embraer E190 aircraft are required 15, 12 and six months prior to delivery. We do not currently have a borrowing facility in place for these deposits.

We also have options to acquire 50 additional Airbus A320 aircraft for delivery from 2008 through 2013 and 100 additional Embraer E190 aircraft for delivery from 2011 through 2016. We can elect to substitute Airbus A321 aircraft or A319 aircraft for the A320 aircraft until 21 months prior to the scheduled delivery date for those aircraft not on firm order.

We are constructing an aircraft maintenance hangar and an adjacent office facility at JFK that is scheduled to be completed in the second quarter of 2005. In 2004, we began construction of a flight training center as well as a hangar for installation and maintenance of our LiveTV in-flight satellite television system and aircraft maintenance at Orlando International Airport, both of which are expected to be completed in mid-2005. Anticipated capital expenditures for facility improvements, spare parts and ground purchases for 2005 are projected to be approximately $200 million in the aggregate. In addition, discussions are on-going with the Port Authority of New York and New Jersey and the FAA regarding the construction of a new terminal at JFK. If an agreement is reached, we plan to build a new terminal with occupancy currently projected in mid-2008.

Our commitments also include those of LiveTV, which has several noncancelable long-term purchase agreements with its suppliers to provide equipment to be installed on its customers’ aircraft, including JetBlue’s aircraft.

We enter into individual employment agreements with each of our FAA-licensed employees. Each employment agreement is for a term of five years and automatically renews for an additional five-year term unless either the employee or we elect not to renew it. Pursuant to these agreements, these employees can only be terminated for cause. In the event of a downturn in our business, we are obligated to pay these employees a guaranteed level of income and to continue their benefits if they do not obtain other aviation employment. As we are not currently obligated to pay this guaranteed income and benefits, no amounts related to these guarantees are included in the table above.

Off-Balance Sheet Arrangements

None of our operating lease obligations are reflected on our balance sheet. Although some of our aircraft lease arrangements are variable interest entities as defined by FASB Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46, none of them require consolidation in our financial statements. The decision to finance these aircraft through operating leases rather than through debt was based on an analysis of the cash flows and tax consequences of each option and a consideration of our liquidity requirements. We are responsible for all maintenance, insurance and other costs associated with operating these aircraft; however, we have not made any residual value or other guarantees to our lessors.

We have determined that we hold a variable interest in, but are not the primary beneficiary of, certain pass-through trusts which are the purchasers of equipment notes issued by us and held by such pass-through trusts. The proceeds from the sale of the certificates are being held in escrow with a depositary. As aircraft are delivered, the proceeds are utilized to purchase our secured equipment notes issued to finance these aircraft. The proceeds held in escrow are not assets of ours, nor are the certificates obligations of ours or guaranteed by us; therefore they are not included in our consolidated financial statements.

The certificates contain liquidity facilities whereby a third party agrees to make payments sufficient to pay up to 18 months of interest on the applicable certificates if a payment default occurs. The liquidity providers for the Series 2004-1 certificates are Landesbank Hessen-Thüringen Girozentrale and Morgan Stanley Capital Services Inc. The liquidity providers for the Series 2004-2 certificates are Landesbank Baden-Württemberg and Citibank, N.A.

We utilize a policy provider to provide credit support on the Class G-1 and Class G-2 certificates. The policy provider has unconditionally guaranteed the payment of interest on the certificates when due and the payment of principal on the certificates no later than 18 months after the final expected regular distribution date. The policy provider is MBIA Insurance Corporation (a subsidiary of MBIA, Inc.). Financial information for the parent company of the policy provider is available at the SEC’s website at http://www.sec.gov or at the SEC’s public reference room in Washington, D.C.

We have also made certain guarantees and indemnities to other unrelated parties that are not reflected on our balance sheet, which we believe will not have a significant impact on our results of operations, financial condition or cash flows. We have no other off-balance sheet arrangements.

See Notes 2, 3 and 11 to our consolidated financial statements for a more detailed discussion of our variable interests and other contingencies, including guarantees and indemnities.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to adopt accounting policies and make estimates and judgments to develop amounts reported in our financial statements and accompanying notes. We strive to maintain a thorough process to review the application of our accounting policies and to evaluate the appropriateness of the estimates that are required to prepare our financials statements. We believe that our estimates and judgments are reasonable; however, actual results and the timing of recognition of such amounts could differ from those estimates. In addition, estimates routinely require adjustment based on changing circumstances and the receipt of new or better information.

Critical accounting policies and estimates are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. The policies and estimates discussed below have been reviewed with our independent auditors and with the Audit Committee of our Board of Directors. For a discussion of these and other accounting policies, see Note 1 to our consolidated financial statements.

Passenger revenue.   Passenger ticket sales are initially recorded as a component of air traffic liability. Revenue is recognized when transportation is provided or when a ticket expires, as all of our tickets are non-refundable. Upon payment of a change fee, we provide our customers with a credit that is recorded in air traffic liability, which expires 12 months from the date of scheduled travel if not used. In limited circumstances, we grant credit for tickets which have expired. We do not recognize as revenue the amount of credits estimated to be granted after the date of scheduled travel. These estimates are based upon the evaluation of historical trends.

Accounting for long-lived assets.   In accounting for long-lived assets, we make estimates about the expected useful lives, projected residual values and the potential for impairment. In estimating useful lives and residual values of our aircraft, we have relied upon actual industry experience with the same or similar aircraft types and our anticipated utilization of the aircraft. Changing market prices of new and used aircraft, government regulations and changes in our maintenance program or operations could result in changes to these estimates. Our purchased technology, which resulted from our acquisition of LiveTV in 2002, is being amortized over six years based on the average number of aircraft expected to be in service as of the date of acquisition, resulting in an increasing annual expense as we had commitments at that time to purchase additional aircraft over the next four years.

Our long-lived assets are evaluated for impairment when events and circumstances indicate that the assets may be impaired. Indicators include operating or cash flow losses, significant decreases in market value or changes in technology. As our assets are all relatively new and we continue to have positive cash flow, we have not identified any impairments related to our long-lived assets at this time.

Derivative instruments used for aircraft fuel.   We utilize financial derivative instruments to manage the price risk of changing aircraft fuel prices. The December 31, 2004 fair value of our derivative instruments was $20.5 million. As the majority of our financial derivative instruments are not traded on a market exchange, we estimate their fair values with the assistance of third parties determined by the use of present value methods or standard option value models, with assumptions about commodity prices based on those observed in underlying markets. In addition, as there is not a reliable forward market for jet fuel, we must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Forward jet fuel prices are estimated through the observation of similar commodity futures prices (such as crude oil) and adjusted based on variations to those like commodities. As all of our hedges settle within 12 months, the variation between estimates and actuals are recognized in a short period of time.

Frequent flyer accounting.   We utilize a number of estimates in accounting for our TrueBlue customer loyalty program, which are consistent with industry practices. We record a liability, which was $0.8 million as of December 31, 2004, for the estimated incremental cost of providing free travel awards, including an estimate for partially earned awards. The estimated cost includes incremental fuel, insurance, passenger food and supplies, and reservation fees. In estimating the liability, we currently assume that 90% of earned awards will be redeemed and that 30% of our outstanding points will ultimately result in awards. Periodically, we evaluate our assumptions for appropriateness, including comparison of the cost estimates to actual costs incurred and the redemption assumptions to actual redemption experience. Changes in the minimum award levels or in the lives of the awards would also require us to reevaluate the liability, potentially resulting in a significant impact in the year of change as well as in future years.

The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes to the price of fuel and interest rates as discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on the overall economic activity, nor do they consider additional actions we may take to mitigate our exposure to such changes. Variable-rate leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Actual results may differ. See Notes 1, 2 and 12 to our consolidated financial statements for accounting policies and additional information.

Aircraft fuel.   Our results of operations are affected by changes in the price and availability of aircraft fuel. To manage the price risk, we use crude oil option contracts and swap agreements. Market risk is estimated as a hypothetical 10% increase in the December 31, 2004 cost per gallon of fuel, including the effects of our fuel hedges. Based on projected 2005 fuel consumption, such an increase would result in an increase to aircraft fuel expense of approximately $33 million in 2005, compared to an estimated $14 million for 2004 measured as of December 31, 2003. As of December 31, 2004, we had hedged approximately 20% of our projected 2005 fuel requirements. All existing hedge contracts settle by the end of 2005.

Interest.   Our earnings are affected by changes in interest rates due to the impact those changes have on interest expense from variable-rate debt instruments and on interest income generated from our cash and investment balances. At December 31, 2004, all of our debt, other than our 3 1/2% convertible notes, had floating interest rates. If interest rates average 10% higher in 2005 than they did during 2004, our interest expense would increase by approximately $2 million, compared to an estimated $1 million for 2004 measured as of December 31, 2003. If interest rates average 10% lower in 2005 than they did during 2004, our interest income from cash and investment balances would decrease by approximately $1 million, compared to $0.5 million for 2004 measured as of December 31, 2003. These amounts are determined by considering the impact of the hypothetical interest rates on our variable-rate debt, cash equivalents and investment securities balances at December 31, 2004 and 2003.

Fixed Rate Debt.   On December 31, 2004, our $175 million 3 1/2% convertible notes due in 2033 had an estimated fair value of $167.1 million, based on quoted market prices. If interest rates were 10% higher than the stated rate, the fair value of this debt would have been $164.4 million as of December 31, 2004.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

JetBlue Airways Corporation

We have audited the accompanying consolidated balance sheets of JetBlue Airways Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JetBlue Airways Corporation at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements at December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 have been restated.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of JetBlue Airways Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 7, 2005 expressed an unqualified opinion thereon.

New York, New York

February 7, 2005, except for Note 1,

as to which the date is October 11, 2005

/s/ ERNST & YOUNG LLP

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Restated)

	December 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,717	$102,795
Investment securities	430,445	504,510
Receivables, less allowance (2004—$622; 2003—$903)	36,878	16,723
Inventories, less allowance (2004—$628; 2003—$369)	10,360	8,295
Prepaid expenses and other	17,287	13,417
Total current assets	513,687	645,740
PROPERTY AND EQUIPMENT
Flight equipment	1,835,267	1,220,272
Predelivery deposits for flight equipment	262,925	186,453
	2,098,192	1,406,725
Less accumulated depreciation	108,933	60,567
	1,989,259	1,346,158
Other property and equipment	182,713	95,299
Less accumulated depreciation	34,698	20,809
	148,015	74,490
Total property and equipment	2,137,274	1,420,648
OTHER ASSETS
Purchased technology, less accumulated amortization (2004—$14,257; 2003—$6,259)	54,258	62,256
Other	91,451	56,771
Total other assets	145,709	119,027
TOTAL ASSETS	$2,796,670	$2,185,415

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED BALANCE SHEETS (Continued)
(In thousands, except share data)
(Restated)

	December 31,
	2004	2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$70,934	$52,983
Air traffic liability	174,062	134,719
Accrued salaries, wages and benefits	56,092	61,851
Other accrued liabilities	37,528	24,148
Short-term borrowings	43,578	29,884
Current maturities of long-term debt	105,295	67,101
Total current liabilities	487,489	370,686
LONG-TERM DEBT	1,395,939	1,011,610
DEFERRED TAXES AND OTHER LIABILITIES
Deferred income taxes	121,369	98,465
Other	37,750	34,362
	159,119	132,827
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 25,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 500,000,000 shares authorized; 104,236,599 and 102,069,111 shares issued and outstanding in 2004 and 2003, respectively	1,042	1,021
Additional paid-in capital	581,056	552,375
Retained earnings	165,079	118,845
Unearned compensation	(5,713)	(7,544)
Accumulated other comprehensive income	12,659	5,595
Total stockholders’ equity	754,123	670,292
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,796,670	$2,185,415

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Restated)

	Year Ended December 31,
	2004	2003	2002
OPERATING REVENUES
Passenger	$1,219,365	$965,091	$615,171
Other	45,214	33,260	20,020
Total operating revenues	1,264,579	998,351	635,191
OPERATING EXPENSES
Salaries, wages and benefits	337,118	267,334	162,191
Aircraft fuel	255,366	147,316	76,271
Landing fees and other rents	91,605	69,758	43,881
Depreciation and amortization	76,779	50,739	26,922
Aircraft rent	70,216	59,963	40,845
Sales and marketing	63,198	53,587	44,345
Maintenance materials and repairs	44,901	23,114	8,926
Other operating expenses	214,509	159,116	126,823
Total operating expenses	1,153,692	830,927	530,204
OPERATING INCOME	110,887	167,424	104,987
OTHER INCOME (EXPENSE)
Interest expense	(53,478)	(28,897)	(21,009)
Capitalized interest	8,874	5,203	5,325
Interest income and other	8,483	7,539	5,314
Government compensation	—	22,761	407
Total other income (expense)	(36,121)	6,606	(9,963)
INCOME BEFORE INCOME TAXES	74,766	174,030	95,024
Income tax expense	28,532	70,976	40,116
NET INCOME	46,234	103,054	54,908
Preferred stock dividends	—	—	(5,955)
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$46,234	$103,054	$48,953
EARNINGS PER COMMON SHARE:
Basic	$0.45	$1.06	$0.73
Diluted	$0.42	$0.95	$0.56

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Restated)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$46,234	$103,054	$54,908
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	28,914	69,188	39,659
Depreciation	66,732	44,475	24,730
Amortization	10,927	6,732	2,192
Changes in certain operating assets and liabilities:
(Increase) decrease in receivables	(19,874)	(4,047)	6,851
Increase in inventories, prepaid and other	(6,194)	(11,491)	(3,992)
Increase in air traffic liability	39,343	37,185	45,968
Increase in accounts payable and other accrued liabilities	20,518	38,402	34,734
Other, net	11,820	2,839	11,427
Net cash provided by operating activities	198,420	286,337	216,477
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(616,620)	(572,572)	(544,065)
Predelivery deposits for flight equipment	(180,685)	(160,381)	(109,950)
Purchase of held-to-maturity investments	(18,729)	(25,870)	(11,395)
Proceeds from maturities of held-to-maturity investments	25,310	9,185	2,000
Decrease (increase) in available-for-sale securities	76,200	(235,550)	(135,200)
Acquisition of LiveTV, LLC, net of cash acquired	—	—	(80,448)
Other, net	(5,224)	(1,892)	(603)
Net cash used in investing activities	(719,748)	(987,080)	(879,661)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from:
Issuance of common stock	20,148	136,022	174,014
Issuance of long-term debt	499,004	445,500	416,000
Aircraft sale and leaseback transactions	—	265,200	150,000
Short-term borrowings	43,578	32,688	27,098
Repayment of long-term debt	(76,481)	(57,041)	(71,398)
Repayment of short-term borrowings	(29,884)	(24,483)	(34,200)
Other, net	(19,115)	(8,750)	(4,300)
Net cash provided by financing activities	437,250	789,136	657,214
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(84,078)	88,393	(5,970)
Cash and cash equivalents at beginning of period	102,795	14,402	20,372
Cash and cash equivalents at end of period	$18,717	$102,795	$14,402

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)
(Restated)

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit/ Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2001	9,819	$98	$3,835	$(33,117)	$(2,983)	$—	$(32,167)
Net income	—	—	—	54,908	—	—	54,908
Change in fair value of derivatives, net of $125 in taxes	—	—	—	—	—	187	187
Total comprehensive income							55,095
Accrued undeclared dividends on preferred stock	—	—	—	(5,955)	—	—	(5,955)
Proceeds from initial public offering, net of offering expenses	15,180	152	168,126	—	—	—	168,278
Conversion of redeemable preferred stock	69,058	691	215,703	—	—	—	216,394
Exercise of common stock options	1,217	12	1,054	—	—	—	1,066
Tax benefit of options exercised	—	—	6,568	—	—	—	6,568
Unearned compensation on common stock options, net of forfeitures	—	—	8,144	—	(8,144)	—	—
Amortization of unearned compensation	—	—	—	—	1,713	—	1,713
Stock issued under crewmember stock purchase plan	364	4	3,710	—	—	—	3,714
Other	—	(1)	13	(45)	—	—	(33)
Balance at December 31, 2002	95,638	956	407,153	15,791	(9,414)	187	414,673
Net income	—	—	—	103,054	—	—	103,054
Change in fair value of derivatives, net of $4,127 in taxes	—	—	—	—	—	5,716	5,716
Reclassifications into earnings, net of $205 in taxes	—	—	—	—	—	(308)	(308)
Total comprehensive income							108,462
Proceeds from secondary offering, net of offering expenses	4,485	45	122,453	—	—	—	122,498
Exercise of common stock options	1,096	11	4,130	—	—	—	4,141
Tax benefit of options exercised	—	—	9,380	—	—	—	9,380
Amortization of unearned compensation	—	—	—	—	1,755	—	1,755
Stock issued under crewmember stock purchase plan	853	9	9,479	—	—	—	9,488
Other	(3)	—	(220)	—	115	—	(105)
Balance at December 31, 2003	102,069	1,021	552,375	118,845	(7,544)	5,595	670,292
Net income	—	—	—	46,234	—	—	46,234
Change in fair value of derivatives, net of $7,828 in taxes	—	—	—	—	—	12,659	12,659
Reclassifications into earnings, net of $4,046 in taxes	—	—	—	—	—	(5,595)	(5,595)
Total comprehensive income							53,298
Exercise of common stock options	1,130	11	4,371	—	—	—	4,382
Tax benefit of options exercised	—	—	8,676	—	—	—	8,676
Amortization of unearned compensation	—	—	—	—	1,709	—	1,709
Stock issued under crewmember stock purchase plan	1,038	10	15,756	—	—	—	15,766
Other	—	—	(122)	—	122	—	—
Balance at December 31, 2004	104,237	$1,042	$581,056	$165,079	$(5,713)	$12,659	$754,123

See accompanying notes to consolidated financial statements.

JETBLUE AIRWAYS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
(Restated)

JetBlue Airways Corporation offers low-fare, low-cost passenger air transportation service and provides high-quality customer service primarily on point-to-point routes. We offer our customers a differentiated product, with new aircraft, low fares, leather seats, free LiveTV (a direct satellite TV service) at every seat, pre-assigned seating and reliable performance. We commenced service in February 2000 and established our primary base of operations at New York’s John F. Kennedy International Airport, or JFK, which serves as the origination or destination for 75% of our flights. We currently serve 30 destinations in 12 states, Puerto Rico, the Dominican Republic and The Bahamas. LiveTV, LLC, or LiveTV, a wholly owned subsidiary, provides in-flight entertainment systems for commercial aircraft, including live in-seat satellite television, digital satellite radio, wireless aircraft data link service and cabin surveillance systems.

Note 1—Restatement and Summary of Significant Accounting Policies

Restatement

We have restated our financial statements for the years ended December 31, 2004 and 2003 to reflect adjustments in our accounting for 1) rent expense under operating leases for certain airport properties containing provisions with minimum rent escalations, 2) depreciation expense for leasehold improvements with respect to certain airport locations and other facilities, and 3) the inadvertant recognition of passenger revenue related to unpaid ticket reservations. The accompanying financial statements were restated only to reflect the adjustments described below and do not reflect events occurring after March 8, 2005, the date of the filing of our 2004 Form 10-K/A, or modify or update those disclosures that have been affected by subsequent events.

The lease adjustments were originally recorded in the second quarter of 2005 since, at that time, these amounts were not considered to be material to our financial statements in any individual prior period and the cumulative amount was not expected to be material to our expected 2005 financial results. However, when combined with the revenue adjustment discovered in September 2005, the impact of these items, in the aggregate, was determined to be material to our expected 2005 financial results. Our 2004 and 2003 financial statements have been restated to reflect these adjustments in the proper periods, even though these adjustments are not material, individually or in the aggregate, to our business, financial condition or results of operations for any of the periods presented in our 2004 Form 10-K/A.

Rent Expense:   Statement of Financial Accounting Standards No. 13, Accounting for Leases, provides that rent expense for operating leases containing minimum rent escalations should be recognized ratably over their respective lease term. Historically, we have accounted for our airport ground and facilities leases on an as-incurred basis. An extensive review of our leases revealed, however, that some of these leases contain minimum rent escalations, which resulted in rent expense not recognized in accordance with generally accepted accounting principles. The adjustments recognize rent expense on a straight-line basis as required. This adjustment resulted in $1.1 million and $0.4 million increased rent expense in 2003 and 2004, respectively.

Depreciation Expense for Leasehold Improvement:   Improvements made to leased space should be depreciated over their related lease term or their useful economic life, whichever is shorter. Historically, we had assumed renewal of our leases for airport space and depreciated these improvements over their expected useful economic lives. Based on recent interpretative guidance from the Securities and Exchange Commission staff, we have restated our financial statements to reflect depreciation of our leasehold improvements over the shorter of their economic lives or their remaining lease terms, including any reasonably assured renewal periods. This adjustment resulted in $0.3 million and $0.2 million increased depreciation expense in 2003 and 2004, respectively.

Passenger Revenue:   In September 2005, we discovered that we inadvertently recognized passenger revenue related to unpaid ticket reservations. The adjustment decreased passenger revenue by $1.4 million in 2004.

The amounts of the adjustments described above are before the impact of income taxes. The following table sets forth the effects of the restatement on certain line items within our previously reported financial statements as follows (in thousands, except per share data):

	Year Ended December 31,
	2004		2003
		Previously		Previously
	Restated	Reported	Restated	Reported
Consolidated Statements of Income
Passenger revenues	$1,219,365	$1,220,758	$965,091	$965,091
Landing fees and other rents	91,605	91,181	69,758	68,691
Depreciation and amortization	76,779	76,540	50,739	50,397
Operating income	110,887	112,943	167,424	168,833
Income tax expense	28,532	29,355	70,976	71,541
Net income	46,234	47,467	103,054	103,898
Earnings per common share
Basic	0.45	0.46	1.06	1.07
Diluted	0.42	0.43	0.95	0.96

	December 31, 2004		December 31, 2003
		Previously		Previously
	Restated	Reported	Restated	Reported
Consolidated Balance Sheets
Receivables	$36,878	$38,271	$16,723	$16,723
Accumulated depreciation other property and equipmeht	34,698	34,117	20,809	20,467
Other accrued liabilities	37,528	36,037	24,148	23,081
Deferred income taxes	121,369	122,757	98,465	99,030
Retained earnings	165,079	167,156	118,845	119,689

The restatement also resulted in changes to the consolidated statements of stockholders’ equity and cash flows in addition to Notes 1, 3, 7, 8 and 14.

Summary of Significant Accounting Policies

Basis of Presentation:   Our consolidated financial statements include the accounts of JetBlue Airways Corporation, or JetBlue, and our subsidiaries, collectively “we” or the “Company”, with all intercompany transactions and balances having been eliminated. Air transportation services accounted for substantially all the Company’s operations in 2002, 2003 and 2004. Accordingly, segment information is not provided for LiveTV. Certain prior year amounts have been reclassified to conform to the current year presentation, including the reclassification to investment securities of $467.9 million of auction rate securities, which were included in cash and cash equivalents at December 31, 2003.

Use of Estimates:   We are required to make estimates and assumptions when preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents:   Cash equivalents consist of short-term, highly liquid investments which are readily convertible into cash with maturities of three months or less when purchased.

Investment Securities:   Investment securities consist of the following: (a) investment-grade interest bearing instruments maturing in 12 months or less, classified as held-to-maturity investments, and stated at amortized cost; (b) auction rate securities with auction reset periods less than 12 months, classified as available-for-sale securities and stated at fair value; and (c) fuel hedge derivative contracts settling within 12 months, stated at fair value.

Inventories:   Inventories consist of expendable aircraft spare parts, supplies and aircraft fuel. These items are stated at average cost and charged to expense when used. An allowance for obsolescence on aircraft spare parts is provided over the remaining useful life of the related aircraft.

Property and Equipment:   We record our property and equipment at cost and depreciate these assets on a straight-line basis to their estimated residual values over their estimated useful lives. Additions, modifications that enhance the operating performance of our assets, and interest related to predelivery deposits to acquire new aircraft and for the construction of facilities are capitalized.

Estimated useful lives and residual values for our property and equipment are as follows:

	Estimated Useful Life	Residual Value
Aircraft	25 years	20%
In-flight entertainment systems	12 years	0%
Aircraft parts	Fleet life	10%
Flight equipment leasehold improvements	Lease term	0%
Ground property and equipment	3-10 years	0%
Leasehold improvements	15 years or lease term	0%

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted future cash flows estimated to be generated by these assets are less than the assets’ net book value. If impairment occurs, the loss is measured by comparing the fair value of the asset to its carrying amount.

Passenger Revenues:   Passenger revenue is recognized when the transportation is provided or after the ticket or customer credit (issued upon payment of a change fee) expires. Tickets sold but not yet recognized as revenue and unexpired credits are included in air traffic liability.

LiveTV Revenues and Expenses:   We account for LiveTV’s revenues and expenses related to the sale of hardware, maintenance of hardware, and programming services provided, as a single unit in accordance with Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Revenues and expenses related to these components are recognized ratably over the service periods which currently extend through 2014. Customer advances are included in other liabilities.

Aircraft Maintenance and Repair:   Regular airframe maintenance and engine overhauls for owned and leased flight equipment are charged to expense as incurred.

Advertising Costs:   Advertising costs, which are included in sales and marketing, are expensed as incurred. Advertising expense in 2004, 2003 and 2002 was $27.4 million, $25.8 million and $24.1 million, respectively.

Loyalty Program:   We account for our customer loyalty program, TrueBlue Flight Gratitude, by recording a liability for the estimated incremental cost for points outstanding and awards we expect to be redeemed. We adjust this liability, which is included in air traffic liability, based on points earned and redeemed as well as changes in the estimated incremental costs.

Income Taxes:   We account for income taxes utilizing the liability method. Deferred income taxes are recognized for the tax consequences of temporary differences between the tax and financial statement reporting bases of assets and liabilities. A valuation allowance for net deferred tax assets is provided unless realizability is judged by us to be more likely than not.

Stock-Based Compensation:   We account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense for a stock option grant is recognized if the exercise price is less than the fair value of our common stock on the grant date. The following table illustrates the effect on net income and earnings per common share if we had applied the fair value method to measure stock-based compensation, which is described more fully in Note 7, as required under the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2003	2002
Net income, as reported	$46,234	$103,054	$54,908
Add: Stock-based compensation expense included in reported net income, net of tax	1,056	1,039	989
Deduct: Stock-based compensation expense determined under the fair value method, net of tax
Crewmember stock purchase plan	(7,400)	(2,759)	(3,264)
Employee stock options	(12,672)	(7,652)	(2,933)
Pro forma net income	$27,218	$93,682	$49,700
Earnings per common share:
Basic—as reported	$0.45	$1.06	$0.73
Basic—pro forma	$0.26	$0.96	$0.65
Diluted—as reported	$0.42	$0.95	$0.56
Diluted—pro forma	$0.25	$0.87	$0.51

New Accounting Standard.   In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123 and supersedes APB Opinion No. 25. As originally issued in 1995, SFAS No. 123 established as preferable the fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. We will be required to apply SFAS No. 123(R) as of the first interim reporting period that begins after June 15, 2005, and we plan to adopt it using the modified-prospective method, effective July 1, 2005. We are currently evaluating the impact SFAS No. 123(R) will have on us and, based on our preliminarily analysis, expect to incur approximately $20 million in additional compensation expense during the period July 1, 2005 to December 31, 2005 as a result of this new accounting standard.

Note 2—Long-term Debt and Short-term Borrowings

Long-term debt at December 31, 2004 and 2003 consisted of the following (in thousands):

	2004	2003
Floating rate equipment notes due through 2016, weighted average interest rate 4.3% and 3.1%, respectively	$895,230	$903,711
3 1/2% convertible unsecured notes due in 2033	175,000	175,000
EETC 2004-1 floating rate equipment notes due through 2014, 4.7% weighted average rate	431,004	—
Total debt	1,501,234	1,078,711
Less: current maturities	105,295	67,101
Long-term debt	$1,395,939	$1,011,610

On March 24, 2004, we completed a public offering of $431.0 million of pass-through certificates, Series 2004-1G-1, 2004-1G-2 and 2004-1C. Separate trusts were established for each class of these certificates. We issued $431.0 million in equipment notes to these trusts to finance 13 new Airbus A320 aircraft delivered in 2004. The Class G-1 certificates totaling $119.1 million bear interest at three month London Interbank Offered Rate, or LIBOR, plus 0.375%, the Class G-2 certificates totaling $187.9 million bear interest at three month LIBOR plus 0.42%, and the Class C certificates totaling $124.0 million bear interest at three month LIBOR plus 4.25%. Principal payments are required on the Class G-1 and Class C certificates quarterly commencing on March 15, 2005. The entire principal amount of the Class G-2 certificates is scheduled to be paid on March 15, 2014. Interest on all certificates is payable quarterly.

On November 15, 2004, we completed a public offering of $498.2 million of pass-through certificates, Series 2004-2G-1, 2004-2G-2 and 2004-2C, to finance all of the 15 new Airbus A320 aircraft scheduled to be delivered in 2005. Separate trusts were established for each class of these certificates. The Class G-1 certificates totaling $176.8 million bear interest at three month LIBOR plus 0.375%, the Class G-2 certificates totaling $185.4 million bear interest at three month LIBOR plus 0.45%, and the Class C certificates totaling $136.0 million bear interest at three month LIBOR plus 3.10%. Principal payments are required on the Class G-1 and Class C certificates quarterly commencing on February 15, 2006 and November 15, 2005, respectively. The entire principal amount of the Class G-2 certificates is scheduled to be paid on November 15, 2016. Interest on all certificates is payable quarterly and commences on February 15, 2005.

The proceeds from the sale of the 2004-2 certificates are being held in escrow with a depositary. As aircraft are delivered, the proceeds will be utilized to purchase our secured equipment notes issued to finance these aircraft. The proceeds held in escrow are not assets of ours, nor are the certificates obligations of ours or guaranteed by us; therefore, they are not included in our consolidated financial statements. At December 31, 2004, the entire $498.2 million of proceeds from the sale of the 2004-2 certificates was held in escrow and not recorded as an asset or direct obligation of ours; however, interest expense on the certificates, net of interest income on the proceeds held in escrow, is included in interest expense.

On July 15, 2003, we sold $175 million aggregate principal amount of 3 1/2% convertible unsecured notes due 2033, raising net proceeds of $170.4 million. The notes bear interest at 3 1/2% payable semi-annually on January 15 and July 15.

The notes are convertible into 4.1 million shares of our common stock at a price of approximately $42.50 per share, or 23.52945 shares per $1,000 principal amount of notes. The conversion rate is subject to adjustment in certain circumstances. Holders of the notes may convert their notes under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of that period was less than 95% of the product of the closing sale price of our common stock and the conversion rate; (3) if the notes have been called for redemption; or (4) upon the occurrence of certain corporate transactions.

We may redeem any of the notes in whole or in part beginning on July 18, 2006 at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest, if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days. In addition, beginning July 18, 2008, we may redeem any of the notes at any time at a redemption price equal to the principal amount of the notes, plus accrued and unpaid interest. Holders may require us to repurchase all or a portion of their notes for cash on July 15 of 2008, 2013, 2018, 2023, and 2028 or upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes, plus accrued and unpaid interest.

At December 31, 2004, we were in compliance with the covenants of all our debt and lease agreements, which include among other things, a requirement to maintain certain financial ratios. Aircraft, engines and predelivery deposits having a net book value of $1.78 billion at December 31, 2004, were pledged as security under various loan agreements.

Maturities of long-term debt for the next five years are as follows (in thousands):

2005	$105,295
2006	108,006
2007	110,188
2008	132,955
2009	94,341

Interest rates on floating rate notes adjust quarterly or semi-annually based on LIBOR. Cash payments of interest, net of capitalized interest, aggregated $41.2 million, $19.7 million and $14.2 million in 2004, 2003 and 2002, respectively.

We have a funding facility to finance aircraft predelivery deposits. The facility, as amended in June 2004, allowed for borrowings up to $48.0 million through November 2004 and matures in November 2005. Commitment fees are 0.5% per annum on the average unused portion of the facility. At December 31, 2004, $4.4 million was unused and is no longer available under this facility. The weighted average interest rate on these outstanding short-term borrowings at December 31, 2004 and 2003 was 4.1% and 2.7%, respectively.

We currently have shelf registration statements on file with the Securities and Exchange Commission related to the issuance of $1 billion aggregate amount of common stock, preferred stock, debt securities and/or pass-through certificates. Through December 31, 2004, we had issued $498 million in pass-through certificates under these registration statements.

Note 3—Leases

We lease aircraft, as well as airport terminal space, other airport facilities, office space and other equipment, which expire in various years through 2036. Total rental expense for all operating leases in 2004, 2003 and 2002 was $119.8 million, $99.1 million and $64.5 million, respectively. We have $20.4 million of restricted cash pledged under standby letters of credit related to certain of our leases, which is included in other assets.

At December 31, 2004, 25 of the 69 aircraft we operated were leased under operating leases, with initial lease term expiration dates ranging from 2009 to 2023. Five of the 25 aircraft leases have variable-rate rent payments based on LIBOR. Eighteen aircraft leases generally can be renewed at rates based on fair market value at the end of the lease term for one, two or four years and 15 aircraft leases have purchase options after five or 12 years at amounts that are expected to approximate fair market value or at the end of the lease term at fair market value. During 2003, we entered into sale and leaseback transactions for seven aircraft acquired in 2003. Gains associated with sale and leaseback operating leases have been deferred and are being recognized on a straight-line basis over the lease term as a reduction to aircraft rent expense.

Future minimum lease payments under noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2004, are as follows (in thousands):

	Aircraft	Other
2005	$81,008	$33,677
2006	87,662	30,855
2007	85,611	29,539
2008	82,146	23,003
2009	80,012	11,668
Thereafter	496,697	76,093
Total minimum lease payments	$913,136	$204,835

We hold variable interests in 15 of our 25 aircraft leases, which are owned by single owner trusts whose sole purpose is to purchase, finance and lease these aircraft to us. Since we do not participate in these trusts and we are not at risk for losses, we are not required to include these trusts in our consolidated financial statements. Our maximum exposure is the remaining lease payments, which are reflected in the future minimum lease payments in the table above.

Note 4—Stockholders’ Equity

Effective with our initial public offering, our authorized shares of capital stock were increased to 500 million shares of common stock and 25 million shares of preferred stock, and all outstanding shares of our convertible redeemable preferred stock were converted to common stock on a one-for-one basis. The holders of our common stock are entitled to one vote per share on all matters which require a vote by the Company’s stockholders as outlined in the articles of incorporation and the by-laws.

We distributed 34.0 million shares and 31.8 million shares for our November 2003 and December 2002 three-for-two stock splits, respectively. All common share and per share data for periods presented in the accompanying consolidated financial statements and notes thereto give effect to these stock splits.

On July 15, 2003, we completed a public offering of 4.5 million shares of our common stock at $28.33 per share, raising net proceeds of $122.5 million, after deducting discounts and commissions paid to the underwriters and other expenses incurred in connection with the offering. Net proceeds were invested in short-term, investment-grade, interest-bearing instruments.

Unvested shares of common stock purchased by certain members of management in 1998 were subject to repurchase by the Company upon their termination at the original purchase price. At December 31, 2004 and 2003, all 8.9 million shares were fully vested and at December 31, 2002, 7.2 million shares were vested under these agreements.

Pursuant to our Stockholder Rights Agreement, which became effective in February 2002, each share of common stock has attached to it a right and, until the rights expire or are redeemed, each new share of common stock issued by the Company will include one right. Upon the occurrence of certain events, each right entitles the holder to purchase one one-thousandth of a share of Series A participating preferred stock at an exercise price of $53.33, subject to further adjustment. The rights become exercisable only after any person or group acquires beneficial ownership of 15% or more (25% or more in the case of certain Investors) of the Company’s outstanding common stock or commences a tender or exchange offer that would result in such person or group acquiring beneficial ownership of 15% or more (25% or more in the case of certain Investors) of the Company’s common stock. If after the rights become exercisable, the Company is involved in a merger or other business combination or sells more than 50% of its assets or earning power, each right will entitle its holder (other than the acquiring person or group) to receive common stock of the acquiring company having a market value of twice the exercise price of the rights. The rights expire on April 17, 2012 and may be redeemed by the Company at a price of $.01 per right prior to the time they become exercisable.

As of December 31, 2004, we had a total of 30.3 million shares of our common stock reserved for issuance under our Crewmember Stock Purchase Plan, our Stock Incentive Plan and for our 3 1/2% convertible notes.

Note 5—LiveTV

Purchased technology, which is an intangible asset related to our September 2002 acquisition of the membership interests of LiveTV, is being amortized over six years based on the average number of aircraft expected to be in service as of the date of acquisition. Projected amortization expense is $10.9 million in 2005, $13.1 million in 2006, $15.5 million in 2007 and $14.7 million in 2008.

Through December 31, 2004, LiveTV had installed satellite television systems for other airlines on 55 aircraft and had firm commitments for installations on 47 additional aircraft scheduled to be installed through 2006, with options for 38 additional installations through 2009. Deferred profit on hardware sales and advance deposits for future hardware sales included in the accompanying consolidated balance sheets in non-current other liabilities at December 31, 2004 and 2003 is $20.8 million and $12.2 million, respectively. Deferred profit to be recognized as income on installations completed through December 31, 2004 will be approximately $1.6 million per year through 2009 and $4.7 million thereafter.

Note 6—Stock-Based Compensation

Crewmember Stock Purchase Plan:   Our Crewmember Stock Purchase Plan, or CSPP, is available to all employees and was adopted in February 2002, with 3.4 million shares of our common stock initially reserved for issuance. The reserve automatically increases each January by an amount equal to 3% of the total number of shares of our common stock outstanding on the last trading day in December of the prior calendar year. In no event will any such annual increase exceed 6.1 million shares. The plan will terminate no later than the last business day of April 2012.

The plan has a series of successive overlapping 24-month offering periods, with a new offering period beginning on the first business day of May and November each year. Employees can only join an offering period on the start date and participate in one offering period at a time. Employees may contribute up to 10% of their pay, through payroll deductions, toward the purchase of common stock at the lower of 85% of the fair market value per share at the beginning of the offering period or on the purchase date. Purchase dates occur on the last business day of April and October each year.

If the fair market value per share of our common stock on any purchase date within a particular offering period is less than the fair market value per share on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in the new two-year offering period which will begin on the next business day following such purchase date and the related purchase of shares. On May 1 and November 1, 2004, certain participants were automatically transferred and enrolled in a new offering period due to a decrease in our stock price.

Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our outstanding voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition at a price equal to the lower of 85% of the market value per share on the start date of the offering period in which the participant is enrolled or 85% of the fair market value per share immediately prior to the acquisition.

The following is a summary of CSPP share reserve activity for the years ended December 31:

	2004		2003		2002
	Shares	Weighted Average	Shares	Weighted Average	Shares	Weighted Average
Available for future purchases, beginning of year	5,026,822		3,010,923		—
Shares reserved for issuance(1)	3,062,073		2,869,128		3,375,000
Common stock purchased	(1,037,445)	$15.14	(853,229)	$11.08	(364,077)	$10.20
Available for future purchases, end of year	7,051,450		5,026,822		3,010,923

(1)          On January 1, 2005, the number of shares reserved for issuance was increased by 3,127,097 shares.

The fair value of each purchase right is estimated at the inception of each offering period using the Black-Scholes option pricing model. The following table shows our assumptions and weighted average fair values of stock-based compensation used to compute the pro forma information for CSPP purchase rights included in Note 1:

	Year of Purchase Right
	2004	2003	2002
Risk-free interest rate	2.0%	1.3%	2.7%
Average expected life (years)	1.25	1.25	1.25
Expected volatility of common stock	38.1%	41.5%	41.3%
Weighted average fair value of purchase rights	$8.93	$11.44	$5.44

Stock Incentive Plan:   The 2002 Stock Incentive Plan, or the 2002 Plan, provides for incentive and non-qualified stock options to be granted to certain employees and members of our Board of Directors. The 2002 Plan became effective following our initial public offering and provided that all outstanding options under the 1999 Stock Option/Stock Issuance Plan, or the 1999 Plan, be transferred to the 2002 Plan. No further option grants will be made under the 1999 Plan. The transferred options continue to be governed by their existing terms. Stock options under the 2002 Plan become exercisable when vested, which occurs in annual installments of three to seven years or upon the occurrence of a change in control, and expire 10 years from the date of grant. Our policy is to grant options with the exercise price equal to the market price of the underlying common stock on the date of grant. The number of shares reserved for issuance will automatically increase each January by an amount equal to 4% of the total number of shares of our common stock outstanding on the last trading day in December of the prior calendar year. In no event will any such annual increase exceed 8.1 million shares.

The following is a summary of stock option activity for the years ended December 31:

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	16,153,012	$13.08	13,439,631	$7.87	8,544,780	$1.33
Granted	3,305,300	25.35	4,054,875	27.71	6,488,785	15.16
Exercised	(1,130,043)	3.88	(1,096,199)	3.78	(1,217,437)	0.87
Forfeited	(350,603)	18.45	(245,295)	11.65	(376,497)	7.49
Outstanding at end of year	17,977,666	15.81	16,153,012	13.08	13,439,631	7.87
Vested at end of year	3,974,924	8.61	2,971,637	3.90	2,632,770	1.05
Available for future grants	1,185,276 (1)		57,209		41,285

(1)          On January 1, 2005, the number of shares reserved for issuance was increased by 4,169,463 shares.

The following is a summary of outstanding stock options at December 31, 2004:

	Options Outstanding			Options Vested
	Shares	Weighted-Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Range of exercise prices
$ 0.49 to $ 1.09	2,553,261	5.1	$0.69	1,735,793	$0.60
$ 1.31 to $ 2.56	2,733,160	6.5	2.29	589,945	2.29
$ 6.00 to $18.44	4,659,932	7.6	13.91	881,358	13.94
$19.47 to $26.89	5,455,063	8.6	22.28	560,978	20.86
$28.33 to $44.57	2,576,250	8.9	34.86	206,850	37.94

Certain options granted prior to our initial public offering had exercise prices that were less than the deemed market value of the underlying common stock at the date of grant. Unearned compensation expense associated with these transactions is being amortized on a straight-line basis and will be $1.8 million in 2005, $1.8 million in 2006, $1.1 million in 2007 and $1.0 million in 2008. The following table discloses the number of options granted and certain weighted-average information of options granted:

	Number of Options	Fair Value	Exercise Price
Exercise price equals market price:
2004	3,305,300	$9.25	$25.35
2003	4,054,875	$12.94	$27.71
2002	5,204,250	$8.50	$17.43
Exercise price less than market price:
2002	1,284,535	$8.16	$6.00

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The following table shows our assumptions and weighted average fair values of stock-based compensation used to compute the proforma information for employee stock options included in Note 1:

	Year of Grant
	2004	2003	2002
Risk-free interest rate	3.1%	3.5%	4.2%
Average expected life of options (years)	4.6	6.3	6.4
Expected volatility of common stock	38.1%	41.5%	41.3%
Weighted average fair value of stock options	$9.25	$12.94	$8.43

Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models for valuing options do not necessarily provide a reliable single measure of their fair values.

Note 7—Earnings Per Share

The following table shows how we computed basic and diluted earnings per common share for the years ended December 31 (in thousands, except share data):

	2004	2003	2002
Numerator:
Net income applicable to common stockholders for basic earnings per share	$46,234	$103,054	$48,953
Effective of dilutive securities:
Interest on convertible debt, net of profit sharing and income taxes	—	1,458	—
Preferred stock dividends	—	—	5,955
Net income applicable to common stockholders after assumed conversion for diluted earnings per share	$46,234	$104,512	$54,908
Denominator:
Weighted-average shares outstanding for basic earnings per share	103,179,150	97,274,475	67,045,976
Effect of dilutive securities:
Employee stock options	7,602,240	8,932,805	7,455,285
Unvested common stock	27,810	1,333,408	3,096,878
Convertible debt	—	1,962,933	—
Convertible redeemable preferred stock	—	—	20,055,080
Adjusted weighted-average shares outstanding and assumed conversions for diluted earnings per share	110,809,200	109,503,621	97,653,219

On September 30, 2004, the Emerging Issues Task Force, or EITF, reached consensus on Issue No. 04-08, The Effect of Contingently Convertible Debt on Diluted Earnings per Share, which changes the treatment of contingently convertible debt instruments in the calculation of diluted earnings per share. EITF Issue No. 04-08 provides that these debt instruments be included in the earnings per share computation, if dilutive, regardless of whether the contingent feature has been met. This change does not have any effect on net income, but it does affect the related per share amounts. We have adopted

EITF Issue No. 04-08 as of December 31, 2004. We include, if dilutive, the assumed conversion of our 3 1/2% convertible notes issued in July 2003 in our diluted earnings per share calculations. Outstanding unvested common stock purchased by certain of the Company’s management was subject to repurchase by the Company and therefore was not included in the calculation of the weighted-average shares outstanding for basic earnings per share.

For the year ended December 31, 2004, 4.1 million shares issuable upon conversion of our 3 1/2% convertible notes are excluded from the diluted earnings per share calculation since the assumed conversion would be anti-dilutive and result in an increase in diluted earnings per share. For the year ended December 31, 2003, the assumed conversion of the 3 1/2% convertible notes was dilutive and as a result, the previously reported diluted earnings per share of $0.96 has been restated to $0.95 per diluted share.

For the years ended December 31, 2004 and 2003, we excluded 5.1 million shares and 0.9 million shares, respectively, issuable upon exercise of outstanding stock options from the diluted earnings per share computation, since their exercise price was greater than the average market price of our common stock and thus anti-dilutive.

Note 8—Income Taxes

The provision for income taxes consisted of the following for the years ended December 31 (in thousands):

	2004	2003	2002
Current:
Federal	$(651)	$670	$—
State	269	1,118	457
Deferred:
Federal	27,645	57,023	31,560
State	1,269	12,165	8,099
Income tax expense	$28,532	$70,976	$40,116

The effective tax rate on income before income taxes differed from the federal income tax statutory rate for the years ended December 31 for the following reasons (in thousands):

	2004	2003	2002
Income tax expense at statutory rate	$26,168	$60,910	$33,258
Increase resulting from:
State income tax, net of federal benefit	1,000	8,634	5,641
Other, net	1,364	1,432	1,217
Total income tax expense	$28,532	$70,976	$40,116

Cash payments for income taxes were $0.6 million, $2.2 million and $0.6 million in 2004, 2003 and 2002, respectively.

The net deferred taxes below include a current net deferred tax liability of $2.0 million and a long-term net deferred tax liability of $121.4 million at December 31, 2004, and a current net deferred tax liability of $0.9 million and a long-term net deferred tax liability of $98.5 million at December 31, 2003. The components of our deferred tax assets and liabilities as of December 31 are as follows (in thousands):

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$142,388	$52,662
Employee benefits	4,396	2,419
Gains from sale and leaseback of aircraft	2,413	2,683
Tax credit carryforwards	2,326	1,427
Rent expense	1,685	1,774
Organization and start-up costs	1,049	2,871
Other	1,269	1,505
Deferred tax assets	155,526	65,341
Deferred tax liabilities:
Accelerated depreciation	(271,146)	(160,723)
Derivative gains	(7,828)	(4,046)
Net deferred tax liability	$(123,448)	$(99,428)

At December 31, 2004, the Company had regular and alternative minimum tax net operating loss carryforwards of $361.8 million and $226.5 million, respectively, available for carryforward to reduce the tax liabilities of future years. These carryforwards begin to expire in 2020 for federal purposes and between 2015 and 2023 for state purposes.

Note 9—Employee Retirement Plan

We sponsor a retirement savings 401(k) defined contribution plan, or the Plan, covering all of our employees. We match 100 percent of our employee contributions up to three percent of their compensation in cash, which then vests over five years. Participants are immediately vested in their voluntary contributions. We have a profit sharing retirement plan as a separate component of the Plan for all of our employees under which an award pool consisting of 15 percent of our pre-tax earnings, subject to Board of Director approval, is distributed on a pro rata basis based on employee compensation. These contributions vest immediately. Our contributions expensed for the Plan in 2004, 2003 and 2002 were $19.4 million, $35.3 million and $19.3 million, respectively.

Note 10—Commitments

At December 31, 2004, our firm aircraft orders consisted of 114 Airbus A320 aircraft, 100 Embraer E190 aircraft and 37 spare engines scheduled for delivery through 2012. We also have firm orders for four Airbus A320 and one Embraer E190 full flight simulators to be delivered in 2005. Committed expenditures for these aircraft and related flight equipment, including estimated amounts for contractual price escalations and predelivery deposits, will be approximately $0.82 billion in 2005, $1.12 billion in 2006, $1.17 billion in 2007, $1.21 billion in 2008, $1.24 billion in 2009, and $1.72 billion thereafter. We have options to purchase 50 A320 aircraft scheduled for delivery from 2008 through 2013 and 100 Embraer E190 aircraft scheduled for delivery from 2011 through 2016. Debt financing has been arranged for all of our 15 Airbus A320 deliveries scheduled for 2005. Lease financing has been arranged for the first 30 Embraer E190 aircraft deliveries, scheduled for delivery through March 2007.

We anticipate completing construction of an aircraft maintenance hangar and an adjacent office facility to accommodate our technical support operations personnel at JFK in mid-2005. In 2004, we began construction at Orlando International Airport of a flight training center as well as a hangar for the installation and maintenance of our LiveTV in-flight satellite television system and aircraft maintenance, both of which are expected to be completed in mid-2005.

Our commitments also include those of LiveTV, which has several noncancelable long-term purchase agreements with its suppliers to provide equipment to be installed on its customers’ aircraft, including JetBlue’s aircraft. Committed expenditures to these suppliers are approximately $42 million in 2005, $10 million in 2006 and $9 million in each of 2007 and 2008.

We enter into individual employment agreements with each of our FAA-licensed employees, which include pilots, dispatchers and technicians. Each employment agreement is for a term of five years and automatically renews for an additional five-year term unless either the employee or we elect not to renew it by giving at least 90 days notice before the end of the relevant term. Pursuant to these agreements, these employees can only be terminated for cause. In the event of a downturn in our business, we are obligated to pay these employees a guaranteed level of income and to continue their benefits if they do not obtain other aviation employment. None of our employees are covered by collective bargaining agreements with us.

Note 11—Contingencies

Beginning in September 2003, several lawsuits were commenced against us alleging various causes of action, including fraudulent misrepresentation, breach of contract, violation of privacy rights, as well as violations of consumer protection statutes and federal electronic communications laws. These claims arose out of our providing access to limited customer data to a government contractor in connection with a test project for military base security. Since the lawsuits are in the preliminary stages, we are unable to determine the impact they may have upon us.

The Company is party to other legal proceedings and claims that arise during the ordinary course of business. We believe that the ultimate outcome of these matters will not have a material adverse effect upon the Company’s financial position, results of operations or cash flows.

We self-insure a portion of our losses from claims related to workers’ compensation, environmental issues, property damage, medical insurance for employees and general liability. Losses are accrued based on an estimate of the ultimate aggregate liability for claims incurred, using standard industry practices and our actual experience.

The Company is a party to many routine contracts under which it indemnifies third parties for various risks. These indemnities consist of the following:

All of the Company’s bank loans, including its aircraft and engine mortgages, contain standard provisions present in loans of this type which obligate the Company to reimburse the bank for any increased costs associated with continuing to hold the loan on its books which arise as a result of broadly defined regulatory changes, including changes in reserve requirements and bank capital requirements. These indemnities would have the practical effect of increasing the interest rate on our debt if they were to be triggered. In all cases, the Company has the right to repay the loan and avoid the increased costs. The term of these indemnities matches the length of the related loan up to 12 years.

Under both aircraft leases with foreign lessors and aircraft and engine mortgages with foreign lenders, the Company has agreed to customary indemnities concerning withholding tax law changes under which the Company is responsible, should withholding taxes be imposed, for paying such amount of additional rent or interest as is necessary to ensure that the lessor or lender still receives, after taxes, the rent stipulated in the lease or the interest stipulated under the loan. The term of these indemnities matches the length of the related lease up to 18 years.

The Company has various leases with respect to real property, and various agreements among airlines relating to fuel consortia or fuel farms at airports, under which the Company has agreed to standard language indemnifying the lessor against environmental liabilities associated with the real property covered under the agreement, even if the Company is not the party responsible for the environmental damage. In the case of fuel consortia at airports, these indemnities are generally joint and several among the airlines. The Company has not purchased a stand alone environmental liability insurance policy. The existing aviation hull and liability policy includes some limited environmental coverage when a clean up is part of an associated covered loss.

Under certain contracts, we indemnify certain parties against legal liability arising out of actions by other parties. The terms of these contracts range up to 20 years. Generally, the Company has liability insurance protecting the Company for the obligations it has undertaken relative to these indemnities.

LiveTV provides product warranties to third party airlines to which it sells its products and services. The Company does not accrue a liability for product warranties upon sale of the hardware since revenue is recognized over the term of the related service agreements of up to 13 years. Expenses for warranty repairs are recognized as they occur. In addition, LiveTV has provided indemnities against any claims which may be brought against its customers related to allegations of patent, trademark, copyright or license infringement as a result of the use of the LiveTV system.

We are unable to estimate the potential amount of future payments under the foregoing indemnities and agreements.

Note 12—Financial Instruments and Risk Management

We maintain cash and cash equivalents with various high-quality financial institutions or in short-term duration high-quality debt securities. Investments in highly-liquid debt securities are stated at fair value, which approximates cost. The majority of our receivables result from the sale of tickets to individuals, mostly through the use of major credit cards. These receivables are short-term, generally being settled shortly after the sale. As of December 31, 2004, the fair value of our $175 million 3 1/2% convertible notes, based on quoted market prices, was $167 million. The fair value of our other long-term debt, which approximated its carrying value, was estimated using discounted cash flow analysis based on our current incremental borrowing rates for instruments with similar terms. The carrying values of all other financial instruments approximated their fair values.

We are exposed to the effect of changes in the price and availability of aircraft fuel. To manage this risk, we periodically purchase crude oil option contracts and swap agreements. Prices for crude oil are highly correlated to jet fuel, making crude oil derivatives effective at offsetting jet fuel prices to provide some short-term protection against a sharp increase in average fuel prices. We have agreements whereby cash deposits are required if market risk exposure exceeds a specified threshold amount. The following is a summary of our derivative contracts (in thousands, except as otherwise indicated):

	2004	2003
At December 31:
Fair value of derivative instruments at year end	$20,487	$10,992
Estimated hedged position during the next 12 months	22%	40%
Longest remaining term (months)	12	12
Hedged volume (barrels)	1,620	2,385

	2004	2003	2002
Year ended December 31:
Hedge effectiveness gains recognized in aircraft fuel expense	$37,066	$3,605	$1,158
Hedge ineffectiveness gains recognized in other income (expense)	$45	$2,188	$44
Percentage of actual consumption hedged	42%	72%	52%

All of our outstanding derivative contracts are designated as cash flow hedges for accounting purposes. While outstanding, these contracts are recorded at fair value on the balance sheet with the effective portion of the change in their fair value being reflected in other comprehensive income.

Ineffectiveness, the extent to which the change in fair value of the crude oil derivatives exceeds the change in the fair value of the aircraft fuel being hedged, is recognized in other income (expense) immediately. When aircraft fuel is consumed and the related derivative contract settles, any gain or loss previously deferred in other comprehensive income is recognized in aircraft fuel expense.

Any outstanding financial derivative instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements, but we do not expect any of our three counterparties to fail to meet their obligations. The amount of such credit exposure is generally the unrealized gains, if any, in such contracts. To manage credit risks, we select counterparties based on credit assessments, limit overall exposure to any single counterparty and monitor the market position with each counterparty. We do not use derivative instruments for trading purposes.

Note 13—Government Compensation

In April 2003, the President signed into law the Emergency War Time Supplemental Appropriations Act of 2003, which provides for compensation to domestic air carriers based on their proportional share of passenger security and air carrier infrastructure security fees paid by those carriers through the date of enactment of the legislation. In May 2003, we received $22.8 million in compensation pursuant to this legislation, which is recorded in other income (expense).

Note 14—Quarterly Financial Data (Unaudited)

Quarterly results of operations for the years ended December 31 are summarized below (in thousands, except per share amounts):

	First	Second	Third	Fourth
	Quarter	Quarter(1)	Quarter	Quarter(2)
2004
Operating revenues
As originally reported	$289,003	$319,718	$323,215	$334,036
Adjustment	—	—	(140)	(1,253)
Restated	289,003	319,718	323,075	332,783
Operating income
As originally reported	32,664	45,088	22,985	12,206
Adjustment	126	(229)	(512)	(1,441)
Restated	32,790	44,859	22,473	10,765
Net income
As originally reported	15,193	21,458	8,423	2,393
Adjustment	76	(137)	(307)	(865)
Restated	15,269	21,321	8,116	1,528
Basic earnings per share
As originally reported	$0.15	$0.21	$0.08	$0.02
Adjustment	—	—	—	(0.01)
Restated	$0.15	$0.21	$0.08	$0.01
Diluted earnings per share
As originally reported	$0.14	$0.19	$0.08	$0.02
Adjustment	—	—	(0.01)	(0.01)
Restated	$0.14	$0.19	$0.07	$0.01
2003
Operating revenues(3)	$217,130	$244,701	$273,576	$262,944
Operating income
As originally reported	34,453	45,544	53,836	35,000
Adjustment	(499)	(312)	(314)	(284)
Restated	33,954	45,232	53,522	34,716
Net income
As originally reported	17,358	37,957	29,043	19,540
Adjustment	(299)	(187)	(188)	(170)
Restated	17,059	37,770	28,855	19,370
Basic earnings per share(3)	$0.18	$0.40	$0.29	$0.19
Diluted earnings per share(3)	$0.17	$0.36	$0.26	$0.17

(1)          Government compensation recorded in other income (expense) was $22.8 million in the second quarter of 2003.

(2)          During the fourth quarter of 2004, we recorded additional passenger revenue of $3.5 million to recognize expired customer credits based on stated terms. We also recorded other non-recurring charges totaling $2.0 million.

(3)   These previously reported amounts were not impacted by the restatement.

The sum of the quarterly earnings per share amounts does not equal the annual amount reported since per share amounts are computed independently for each quarter and for the full year based on respective weighted-average common shares outstanding and other dilutive potential common shares.